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                                                           EXHIBIT 21.1



            Subsidiaries of Axiohm Transaction Solutions, Inc. (Registrant)


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Name of            Jurisdiction of            Direct Owner(s)             The Borrower's
Subsidiary         Incorporation                                          Direct or Indirect
                                                                          Ownership Interest
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
Axiohm IPB,        Delaware (USA)             Axiohm S.A.                 100%
Inc.

Axiohm S.A.        France                     Dardel Technologies, S.A.   100%
                                              Axiohm Investissements

Axiohm             France                     Dardel Technologies, S.A.   100%
Investissements

Dardel             France                     Axiohm Transaction          100%
Technologies,                                 Solutions, Inc.
S.A.

Axiohm Limited    Hong Kong                  Axiohm S.A.                  100%

Axiohm Japan      Japan                      Axiohm S.A.                  100%
Inc.

DH Technology     United Kingdom             Axiohm Transaction            99%*
plc                                          Solutions, Inc.

DH Tecnologia     Mexico                     Axiohm Transaction           100%
de Mexico, S.A.                              Solutions, Inc.
de C.V.

DH Technology     Australia                  Axiohm Transaction           100%
Ltd.                                         Solutions, Inc.

Stadia Colorado   Colorado (USA)             Axiohm Transaction           100%
Corp.                                        Solutions, Inc.

Cognitive         California (USA)           Axiohm Transaction           100%
Solutions, Inc.                              Solutions, Inc.
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* 1 share held by William Gibbs, an Officer of the Registrant.
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